UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 23, 2018

Date of Report (Date of earliest event reported)

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

MARYLAND	001-38106	27-5466153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Franklin Street, 7th Floor

Boston, MA 02110

(Address of Principal Executive Offices) (Zip Code)

(617) 340-3814

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry Into a Material Definitive Agreement.

On May 23, 2018, Plymouth Industrial OP, LP, the operating partnership subsidiary of Plymouth Industrial REIT, Inc. (the “Company”), and the guarantors named therein entered into a senior secured term loan (the “KeyBank Term Loan”) with KeyBank National Association (“KeyBank”). The KeyBank Term Loan is in an original principal amount of $35.7 million and matures on the earlier of (1) August 11, 2021 or (2) the date KeyBank ceases to serve as administrative agent under the Company’s existing KeyBank Credit Agreement. Borrowings under the KeyBank Term Loan bear interest at LIBOR plus 7%. We paid a financing fee to KeyBank of $700,000 at closing.

The KeyBank Term Loan contains customary affirmative and negative covenants for term loans of this type, including limitations with respect to mergers, dispositions of assets, change of management or change of control and transactions with affiliates. On May 24, 2018, the Company used the proceeds of the KeyBank Term Loan to repay the Torchlight Mezzanine Loan (as defined below) in full. The KeyBank Term Loan also requires the Company to apply up to $20 million of the net proceeds from any additional equity raised to the repayment of the KeyBank Credit Agreement or escrow those funds with KeyBank, until the Company’s MWG Portfolio Secured Term Loan is refinanced with a non-recourse mortgage loan. The KeyBank Term Loan contains financial covenants that require the Company to limit its total leverage to 72.5% of its aggregate assets for the next 18 months and thereafter reduce its total leverage ratio to 70%, with a cap of 65% upon the repayment of the KeyBank Term Loan. KeyBank Term Loan requires the Company to maintain a fixed charge coverage ratio of 1.25 to 1 and a debt service coverage ratio of 1.50 to 1. The KeyBank Term Loan is secured by, among other things, pledges of the equity interests in the Company’s wholly-owned subsidiary, Plymouth Industrial 20 LLC, and each of its property owning subsidiaries.

A copy of the KeyBank Term Loan is attached to this current report on Form 8-K as Exhibit 10.1 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the KeyBank Term Loan and the transaction contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the KeyBank Term Loan.

Item 1.02   Termination of a Material Definitive Agreement

On May 24, 2018, the Company used $35.0 million of the proceeds from the KeyBank Term Loan to repay in full the mezzanine loan between Plymouth Industrial 20 LLC and DOF IV REIT Holdings, LLC, which is managed by Torchlight Investors, LLC (the “Torchlight Mezzanine Loan”). The Torchlight Mezzanine Loan had an outstanding balance of $30.0 million, and the Company paid a $5.0 million prepayment fee. The Torchlight Mezzanine Loan bore interest at 15% per annum and was scheduled to mature in 2023.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1	Credit Agreement (Term Loan), dated as of May 23, 2018, by and among Plymouth Industrial OP, LP, the Guarantors from time to time party thereto, KeyBank National Association and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLYMOUTH INDUSTRIAL REIT, INC.

Date: May 30, 2018	By:	/s/ Jeffrey E. Witherell
Jeffrey E. Witherell
Chief Executive Officer